Exhibit 99.2

Evine Live Inc. Announces Permanent Chief Executive Officer

MINNEAPOLIS, MN – August 18, 2016 – Evine Live Inc. (NASDAQ:EVLV), a multiplatform video e-commerce company today announced that Bob Rosenblatt, currently Evine’s Chairman of the Board and interim Chief Executive Officer, has been appointed permanent Chief Executive Officer, effective immediately. In connection with the appointment, Rosenblatt has agreed to remain a member of the Board of Directors, but will step down as Board Chairman. Landel Hobbs, currently the Company’s Lead Independent Director and Vice Chair, will succeed Rosenblatt as Chairman of the Board.

“I am excited to have this opportunity to lead Evine and become a permanent member of this energized management team.  Since assuming the role of Interim CEO earlier this year I feel we have made significant progress towards improving the Company’s merchandising balance, accelerating the development of engaging brands our customers love and prioritizing profitability for continued shareholder growth,” stated Rosenblatt.  “We feel interactive video commerce is the most dynamic opportunity in the retail landscape today and we are positioned well to continue to deliver this experience to our customers.”

“During the past six months, Bob has shown that there is no better person to lead Evine,” says Landel Hobbs, Evine’s new Chairman of The Board. “Bob’s proven leadership, his years of both traditional retail and electronic retail experience, and his abilities to inspire and coalesce the team around him makes him the perfect person at this exciting time in video commerce. After reviewing and interviewing many candidates, we came to the conclusion that Bob is the ideal individual to take Evine to the next level of video-based retailing.”

About Bob Rosenblatt

Mr. Rosenblatt has more than 25 years of leadership experience at a number of leading retail organizations, including Tommy Hilfiger, HSN (formerly the Home Shopping Network) and Bloomingdale’s. As Group President and COO of Tommy Hilfiger Corporation, he grew revenues and profitability and built the company’s first transactional web site. Mr. Rosenblatt co-managed the process which culminated in the Tommy Hilfiger Company successfully being sold to Apax Partners in 2006. Mr. Rosenblatt also previously served as CFO, COO and President of HSN. Mr. Rosenblatt introduced and built HSN’s online operation, which achieved profitability within three months of inception. As CFO at Bloomingdale’s, Mr. Rosenblatt was responsible for financial reporting, financial planning and administrative management. Most recently, Mr. Rosenblatt was the CEO of Rosenblatt Consulting, LLC, which specializes in helping investment firms determine value in both public and private companies in the consumer products sector, as well as helping retail firms maximize profitability. Mr. Rosenblatt currently serves on several public and private boards in the retail and technology industry and previously taught at FIT (Fashion Institute of Technology) as an Adjunct Professor.

About Evine Live Inc.

Evine Live Inc. (NASDAQ:EVLV) operates Evine, a digital commerce company that offers a compelling mix of proprietary and name brands directly to consumers in an engaging and informative shopping experience via television, online and on mobile. Evine reaches approximately 87 million cable and satellite television homes 24 hours a day with entertaining content in a comprehensive digital shopping experience.

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Contacts

Media:
Carl Schroeder
Evine Live Inc.
press@evine.com
(952) 943-6574

Investors:
Jason Iannazzo
Evine Live Inc.
jiannazzo@evine.com
(952) 943-6126

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This document may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as anticipate, believe, estimate, expect, intend, predict, hope, should, plan, will or similar expressions. Any statements contained herein that are not statements of historical fact may be deemed forward-looking statements. These statements are based on management's current expectations and accordingly are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein due to various important factors, including (but not limited to): consumer preferences, spending and debt levels; the general economic and credit environment; interest rates; seasonal variations in consumer purchasing activities; the ability to achieve the most effective product category mixes to maximize sales and margin objectives; competitive pressures on sales; pricing and gross sales margins; the level of cable and satellite distribution for our programming and the associated fees; our ability to establish and maintain acceptable commercial terms with third-party vendors and other third parties with whom we have contractual relationships, and to successfully manage key vendor relationships and develop key partnerships and proprietary and exclusive brands; our ability to manage our operating expenses successfully and our working capital levels; our ability to remain compliant with our credit facilities covenants; our ability to successfully transition our brand name and corporate name; customer acceptance of our new branding strategy and our repositioning as a digital commerce company; the market demand for television station sales; changes to our management and information systems infrastructure; challenges to our data and information security; changes in governmental or regulatory requirements; litigation or governmental proceedings affecting our operations; significant public events that are difficult to predict, or other significant television-covering events causing an interruption of television coverage or that directly compete with the viewership of our programming; our ability to obtain and retain key executives and employees; our ability to attract new customers and retain existing customers; changes in shipping costs; our ability to offer new or innovative products and customer acceptance of the same; changes in customers viewing habits of television programming; and the risks identified under “Risk Factors” in our recently filed Form 10-K and any additional risk factors identified in our periodic reports since the date of such Form 10-K. More detailed information about those factors is set forth in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this announcement. We are under no obligation (and expressly disclaim any such obligation) to update or alter our forward-looking statements whether as a result of new information, future events or otherwise.

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